SEC File No. 70-9793

                                       And

                              SEC FILE NO. 70-9941





                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549






                             CERTIFICATE PURSUANT TO

                                     RULE 24

                            OF PARTIAL COMPLETION OF

                                  TRANSACTIONS






                                FirstEnergy Corp.






Note:   All dollar amounts shown in this Rule 24 Certificate are expressed in
----    thousands unless otherwise noted.

------------------------------------:
In the matter of                    :
FirstEnergy Corp.                   :        Certificate Pursuant
                                    :        to Rule 24 of Partial
                                    :        Completion of
                                    :        Transactions
SEC File No. 70-9793                :
SEC File No. 70-9941                :
(Public Utility Holding Company Act :
of 1935)                            :
------------------------------------


TO THE MEMBERS OF THE SECURITIES AND EXCHANGE COMMISSION:

        The undersigned, FirstEnergy Corp (FirstEnergy) hereby certifies pursuant to Rule 24 of the Rules and Regulations under the Public Utility Holding Company Act of 1935 (the Act), that certain of the transactions proposed in the Applications, as amended, filed in SEC File No. 70-9793 and SEC File No. 70-9941, respectively, have been carried out in accordance with the Commission's Orders dated with respect to the said Applications as follows:

Item 1 - Item 5

During the period July 1, 2002 through December 31, 2002, affiliated transactions of FirstEnergy and its subsidiaries are listed on the following table. Affiliated transactions provided by FirstEnergy Service Company (FECO) to its associated companies are reported on the FECO's Form U-13-60 for the year ending December 31, 2002. The amounts required under the caption "Total Amount Billed" are being filed pursuant to request for confidential treatment.

                                                                                                               Total
Associate Company           Associate Company                                                                 Amount
Rendering Services          Receiving Services        Types of Services Rendered                              Billed
------------------          ------------------        --------------------------                              ------
ATSI                        CEI                       Construction Services
ATSI                        FECO                      IT Project Costs
ATSI                        FENOC                     General and Administrative Service
ATSI                        OE                        Sales of Inventory
ATSI                        OE                        Construction Services
Bay Shore Power Company     FGCO                      Sale of Steam                                                   (b)
Bay Shore Power Company     FGCO                      Sale of Petcoke                                                 (b)
CEI                         Advanced Technologies     Construction Services
                                Development Corp.
CEI                         Advanced Technologies     Telecom Cell-Site Rent
                                Development Corp.
CEI                         ATSI                      General and Administrative Services
CEI                         Centerior Funding         Accounts Receivable Service Fees
                                   Corporation
CEI                         FECO                      General and Administrative Services
CEI                         FECO                      IT Project Costs
CEI                         FECO                      Sales of Inventory
CEI                         FENOC                     General and Administrative Services
CEI                         FENOC                     Sales of Inventory
CEI                         FES                       Construction Service

                                                         1



Associate Company           Associate Company                                                                 Amount
Rendering Services          Receiving Services        Types of Services Rendered                              Billed
------------------          ------------------        --------------------------                              ------
CEI                         FES                       General and Administrative Services
CEI                         FGCO                      Construction Services
CEI                         FGCO                      General and Administrative Services
CEI                         FGCO                      Sales of Inventory
CEI                         FGCO                      Leases of Generation Facilities
CEI                         OE                        Construction Services
CEI                         OE                        Sales of Inventory
CEI                         Penn                      Construction Service
CEI                         Penn                      Sales of Inventory
CEI                         TE                        Construction Services
CEI                         TE                        Sales of Inventory
Centerior Energy            FES                       Energy Consulting Services
Services, Inc.
Dunbar Mechanical, Inc.     FENOC                     HVAC Services                                                   (a)
Dunbar Mechanical, Inc.     FGCO                      HVAC Services                                                   (a)
Dunbar Mechanical, Inc.     TE                        HVAC Services                                                   (a)
Elliot-Lewis Corporation    JCP&L                     HVAC Services
Elliot-Lewis Corporation    Met-Ed                    HVAC Services
Elliot-Lewis Corporation    Penelec                   HVAC Services
FENOC                       CEI                       Construction Services
FENOC                       CEI                       General and Administrative Services
FENOC                       CEI                       Plant Operation & Maintenance Services
FENOC                       CEI                       Sales of Inventory
FENOC                       FECO                      General and Administrative Services
FENOC                       FECO                      IT Project Costs
FENOC                       FECO                      Sales of Inventory
FENOC                       FGCO                      Sales of Inventory
FENOC                       OE                        General and Administrative Services
FENOC                       OE                        Plant Operation & Maintenance Services
FENOC                       OE                        Sales of Inventory
FENOC                       Penn                      Construction Services
FENOC                       Penn                      General and Administrative Services
FENOC                       Penn                      Plant Operation & Maintenance Services
FENOC                       Penn                      Sales of Inventory
FENOC                       TE                        Construction Services
FENOC                       TE                        General and Administrative Services
FENOC                       TE                        Plant Operation & Maintenance Services
FENOC                       TE                        Sales of Inventory
FES                         FECO                      General and Administrative Service
FES                         FECO                      Construction Services
FES                         FECO                      IT Project Costs
FES                         MARBEL                    General and Administrative Service
FES                         Northeast Ohio Natural    General and Administrative Service
                            Gas Corp.
FES                         OE                        General and Administrative Service
FES                         OE                        Construction Services
FES                         OE                        Sales of Transformers & Meters
FES                         OE                        Natural Gas Combustion Turbine Operations
FES                         Penn                      Natural Gas Combustion Turbine Operations
FES                         TE                        Construction Services
FES                         TE                        Natural Gas Combustion Turbine Operations

                                                         2



Associate Company           Associate Company                                                                 Amount
Rendering Services          Receiving Services        Types of Services Rendered                              Billed
------------------          ------------------        --------------------------                              ------
FGCO                        Bay Shore Power Company   Consumption and/or Sale of Emission
                                                      Allowances
FGCO                        Bay Shore Power Company   Sale of Fuel Oil
FGCO                        Bay Shore Power Company   Plant Operation & Maintenance Services
FGCO                        CEI                       Construction Services
FGCO                        CEI                       General and Administrative Service
FGCO                        CEI                       Plant Operation & Maintenance Services
FGCO                        CEI                       Sales of Inventory
FGCO                        FECO                      General and Administrative Service
FGCO                        FECO                      Construction Services
FGCO                        FECO                      IT Project Costs
FGCO                        FENOC                     Laboratory Services
FGCO                        FENOC                     General and Administrative Service
FGCO                        FENOC                     Sales of Inventory
FGCO                        MARBEL                    General and Administrative Service
FGCO                        OE                        Sales of Inventory
FGCO                        OE                        General and Administrative Service
FGCO                        OE                        Construction Services
FGCO                        Penn                      Construction Services
FGCO                        TE                        Construction Services
FGCO                        TE                        General and Administrative Service
FGCO                        TE                        Plant Operation & Maintenance Services
FirstEnergy Ventures Corp.  FECO                      IT Projects Costs
FirstEnergy Properties,     CEI                       Building Rental
Inc.
FirstEnergy Properties,     FECO                      IT Project Costs
Inc.
FirstEnergy Properties,     FEFSG                     Building Rental
Inc.
FirstEnergy Properties,     FES                       Building Rental
Inc.
FirstEnergy Properties,     FGCO                      Building Rental
Inc.
MARBEL                      MARBEL HoldCo, Inc.       Management Services
MARBEL                      Northeast Ohio Natural    Management Services
                            Gas Corp.
MARBEL                      Northeast Ohio Natural    Building Rental
                            Gas Corp.
OE                          Advanced Technologies     Telecom Cell-Site Rent
                                Development Corp.
OE                          ATSI                      Construction Services
OE                          ATSI                      Sales of Inventory
OE                          ATSI                      General and Administrative Services
OE                          CEI                       Sales of Inventory
OE                          CEI                       General and Administrative Services
OE                          CEI                       Sales of Transformers & Meters
OE                          CEI                       Construction Services
OE                          FECO                      Construction Services
OE                          FECO                      Sales of Inventory
OE                          FECO                      General and Administrative Services
OE                          FECO                      IT Project Costs
OE                          FENOC                     Sales of Inventory
OE                          FENOC                     General and Administrative Services
OE                          FES                       Sales of Inventory
OE                          FES                       General and Administrative Services
OE                          FGCO                      Sales of Inventory
OE                          FGCO                      General and Administrative Services
OE                          FGCO                      Construction Services
OE                          FGCO                      Lease of Generation Facilities

                                                         3



Associate Company           Associate Company                                                                 Amount
Rendering Services          Receiving Services        Types of Services Rendered                              Billed
------------------          ------------------        --------------------------                              ------

OE                          FirstEnergy               Sales of Inventory
OE                          GPUS                      Sales of Transformers & Meters
OE                          GPUS                      Sales of Inventory
OE                          Penn                      Sales of Inventory
OE                          Penn                      General and Administrative Services
OE                          Penn                      Sales of Transformers & Meters
OE                          Penn                      Construction Services
OE                          TE                        Sales of Inventory
OE                          TE                        General and Administrative Services
OE                          TE                        Construction Services
OE                          TE                        Sales of Transformers & Meters
OES Capital, Inc.           FES                       Demand Side Management Loan Servicing
OES Capital, Inc.           OE                        General and Administrative Services
OES Nuclear, Inc.           OE                        Lease of Generation Facility
Penn                        ATSI                      Construction Services
Penn                        CEI                       Construction Services
Penn                        CEI                       Sales of Inventory
Penn                        FECO                      Construction Services
Penn                        FECO                      Plant Operations & Maintenance Services
Penn                        FECO                      Sales of Inventory
Penn                        FECO                      IT Project Costs
Penn                        FGCO                      Construction Services
Penn                        FGCO                      Lease of Generation Facilities
Penn                        OE                        Construction Services
Penn                        OE                        Sales of Inventory
Penn                        TE                        Construction Services
Roth Bros., Inc.            CEI                       HVAC Services                                                   (a)
Roth Bros., Inc.            FENOC                     HVAC Services                                                   (a)
Roth Bros., Inc.            FGCO                      HVAC Services                                                   (a)
Roth Bros., Inc.            FirstEnergy Properties,   HVAC Services                                                   (a)
                            Inc.
Roth Bros., Inc.            OE                        HVAC Services                                                   (a)
Sautter Crane Rental, Inc.  JCP&L                     Crane Rental
Sautter Crane Rental, Inc.  Met-Ed                    Crane Rental
TE                          Advanced Technologies     Telecom Cell-Site Rent
                            Development Corp.
TE                          ATSI                      Construction Services
TE                          ATSI                      General and Administrative Services
TE                          ATSI                      Sales of Inventory
TE                          CEI                       Construction Services
TE                          CEI                       Sales of Inventory
TE                          Ceterior Funding Corp.    Accounts Receivable Service Fees
TE                          FECO                      General and Administrative Services
TE                          FECO                      IT Project Costs
TE                          FECO                      Sales of Inventory
TE                          FENOC                     Construction Services
TE                          FENOC                     Sales of Inventory
TE                          FENOC                     General and Administrative Service
TE                          FES                       General And Administrative Service
TE                          FGCO                      Construction Services
TE                          FGCO                      Sales of Inventory
TE                          FGCO                      Leases of Generation Facilities
TE                          OE                        Construction Services
TE                          OE                        General and Administrative Services
TE                          OE                        Sales of Inventory

                                                         4



Associate Company           Associate Company                                                                 Amount
Rendering Services          Receiving Services        Types of Services Rendered                              Billed
------------------          ------------------        --------------------------                              ------
TE                          Penn                      Sales of Inventory
Warrenton River Terminal,   FES                       Loading, unloading and storage of petcoke
Ltd.
Warrenton River Terminal,   FGCO                      Loading, unloading and storage of coal &
Ltd.                                                  petcoke


(a) Services rendered by Dunbar Mechanical, Inc. and Roth Bros., Inc. to their associate companies are provided at fair market prices. Services are provided pursuant to purchase order contract. Authorization to use fair market prices was provided by Merger Order (Release No. 35-27459; 70-9793 and 70-9941) issued on October 29, 2001.

(b) Sale of petcoke and steam by Bay Shore Power Company to FirstEnergy Generation Corp. are provided at fair market prices. FirstEnergy intends to seek supplemental authority in a post-effective amendment to permit this contract to remain in effect.

American Transmission Systems, Incorporated (ATSI)
FirstEnergy Facilities Services Group, LLC (FEFSG)
FirstEnergy Generation Corp. (FGCO)
FirstEnergy Nuclear Operating Company (FENOC)
FirstEnergy Service Company (FECO)
FirstEnergy Solutions Corp. (FES)
GPU Service, Inc. (GPUS)
Jersey Central Power & Light Company (JCP&L)
MARBEL Energy Corporation (MARBEL)
Metropolitan Edison Company (Met-Ed)
Ohio Edison Company (OE)
Pennsylvania Electric Company (Penelec)
Pennsylvania Power Company (Penn)
The Cleveland Electric Illuminating Company (CEI)
The Toledo Edison Company (TE)


Item 6

For the period ended December 31, 2002, balance sheets and income statements for each associate company rendering services are listed as following:

American Transmission Systems, Incorporated - incorporated by reference to FirstEnergy's Form U5S Annual Report to SEC for the year ended December 31, 2002 (File No. 333-21011).

Bay Shore Power Company - incorporated by reference to FirstEnergy's Form U5S Annual Report to SEC for the year ended December 31, 2002 (File No. 333-21011).

Centerior Energy Services, Inc. - incorporated by reference to FirstEnergy's Form U5S Annual Report to SEC for the year ended December 31, 2002 (File No. 333-21011).

Dunbar Mechanical, Inc. - incorporated by reference to FirstEnergy's Form U5S Annual Report to SEC for the year ended December 31, 2002 (File No. 333-21011).

Elliot-Lewis Corporation - incorporated by reference to FirstEnergy's Form U5S Annual Report to SEC for the year ended December 31, 2002 (File No. 333-21011).

FirstEnergy Facilities Services Group, LLC - incorporated by reference to FirstEnergy's Form U5S Annual Report to SEC for the year ended December 31, 2002 (File No. 333-21011).

FirstEnergy Generation Corp. - incorporated by reference to FirstEnergy's Form U5S Annual Report to SEC for the year ended December 31, 2002 (File No. 333-21011).

FirstEnergy   Nuclear   Operating   Company  -  incorporated   by  reference  to
FirstEnergy's Form U5S Annual Report to SEC for the year ended December 31, 2002 (File No. 333-21011).

FirstEnergy Solutions Corp. - incorporated by reference to FirstEnergy's Form U5S Annual Report to SEC for the year ended December 31, 2002 (File No. 333-21011).

FirstEnergy Properties, Inc. - incorporated by reference to FirstEnergy's Form U5S Annual Report to SEC for the year ended December 31, 2002 (File No. 333-21011).

FirstEnergy Ventures Corp. - incorporated by reference to FirstEnergy's Form U5S Annual Report to SEC for the year ended December 31, 2002 (File No. 333-21011).

MARBEL Energy Corporation - incorporated by reference to FirstEnergy's Form U5S Annual Report to SEC for the year ended December 31, 2002 (File No. 333-21011).

OES Capital, Inc. - incorporated by reference to FirstEnergy's Form U5S Annual Report to SEC for the year ended December 31, 2002 (File No. 333-21011).

Ohio Edison Company - incorporated by reference to FirstEnergy's Form U5S Annual Report to SEC for the year ended December 31, 2002 (File No. 333-21011).

Pennsylvania Power Company - incorporated by reference to FirstEnergy's Form U5S Annual Report to SEC for the year ended December 31, 2002 (File No. 333-21011).

Roth Bros., Inc. - incorporated by reference to FirstEnergy's Form U5S Annual Report to SEC for the year ended December 31, 2002 (File No. 333-21011).

Sautter Crane Rental, Inc. - incorporated by reference to FirstEnergy's Form U5S Annual Report to SEC for the year ended December 31, 2002 (File No. 333-21011).

The Cleveland Electric Illuminating Company - incorporated by reference to FirstEnergy's Form U5S Annual Report to SEC for the year ended December 31, 2002 (File No. 333-21011).

The Toledo Edison Company - incorporated by reference to FirstEnergy's Form U5S Annual Report to SEC for the year ended December 31, 2002 (File No. 333-21011).

Warrenton River Terminal, Ltd. - incorporated by reference to FirstEnergy's Form U5S Annual Report to SEC for the year ended December 31, 2002 (File No. 333-21011).

                                    SIGNATURE


        The undersigned registered holding company has duly caused this quarterly report to be signed on its behalf by the undersigned officer thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.



                                         FIRSTENERGY CORP.



May 12, 2003
                           By:          /s/ Harvey L. Wagner
                                 --------------------------------------
                                            Harvey L. Wagner
                                      Vice President, Controller
                                     and Chief Accounting Officer
                                     (Principal Accounting Officer)